Ever-Glory Appoints New Independent Director

NANJING, China, April 7 /PRNewswire-Asia-FirstCall/ -- Ever-Glory International Group, Inc. (the "Company," "Ever-Glory") (NYSE Amex: EVK) today announced that the Board of Directors elected Mr. Gerald (Gerry) Goldberg as a director of the Company to fill an existing vacancy on the Board created by the resignation of Mr.Bennet P. Tchaikovsky.

"It is our pleasure to have Mr. Gerald (Gerry) Goldberg join Ever-Glory's Board of Directors as an independent director and become Chairman of our Audit Committee. His solid background and depth of financial experience will help make significant contributions to our company," said Mr. Edward Yihua Kang, Chairman of the Board and Chief Executive Officer of Ever-Glory.

Gerald (Gerry) Goldberg is a Chartered Accountant and is a senior Partner in the accounting firm of Schwartz Levitsky Feldman LLP, in Toronto, which has been ranked among the largest accounting firms in Canada. Gerry has over 30 years of experience in accounting and audit. He heads the US Public Company audit division of the firm and has industry expertise in the service, distribution, retail, real estate and manufacturing industries, etc. He is or has been a director of China Wind Systems Inc. (NasdaqGM:CWS), JITE Technologies Inc. (TSX VENTURE:JTI.V), Baymount Inc. (TSX VENTURE:BYM), Grasslands Entertainment Inc. (TSX VENTURE:GEE), Sagittarius Capital Corporation (TSX VENTURE:SCX.P) and  Prime City One Capital Corp (TSX VENTURE:PMO) (Formally Scorpio Capital Corp).

About Ever-Glory International Group, Inc.
Based in Nanjing, China, Ever-Glory International Group, Inc. is a leading apparel supply chain manager and retailer in China. Ever-Glory is the first Chinese apparel company listed on the American Stock Exchange (now called NYSE Amex), and has a focus on middle-to-high grade casual wear, outerwear, and sportswear brands. The Company maintains global strategic partnerships in Europe, the United States, Japan and China, conducting business with several well-known brands and retail chain stores. In addition, Ever-Glory operates its own domestic chain of retail stores known as "LA GO GO."

Safe Harbor Statement
Certain statements in this release and other written or oral statements made by or on behalf of the Company are "forward looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company's products and projects, the Company's continued access to capital, currency exchange rate fluctuation and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements. Readers should carefully review the risks and uncertainties described in the Company's latest Annual Report on Form 10-K and other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

SOURCE  Ever-Glory International Group, Inc.

/CONTACT: Yan Guo, Chief Financial Officer, Ever-Glory International Group, Inc. at +86-25-5209-6889 /